Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230716, 333-228775, 333-228774, 333-224101, 333-216886, 333-209315 and 333-195694 on Form S-3 and Registration Statement Nos. 333-230314, 333-224103, 333-238997, 333-210037, 333-202630, 333-194749, 333-187057, 333-181382 and 333-216986 on Form S-8 of our reports dated February 12, 2021, relating to the financial statements of Enphase Energy, Inc. and the effectiveness of Enphase Energy, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California

February 12, 2021